Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of MeiraGTx Holdings plc and Subsidiaries for the registration of ordinary shares, preferred shares, warrants, purchase contracts and units and to the incorporation by reference therein of our report dated March 14, 2023, with respect to the consolidated financial statements of MeiraGTx Holdings plc and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

December 21, 2023